Investment Properties Associates Announces the
         Sale of 245 Fifth Avenue and 261 Fifth Avenue, New York, N.Y.

New York, New York April 19, 2000...Investment Properties Associates (IPA) announced today that it has signed a contract to sell 245 Fifth Avenue and 261 Fifth Avenue, New York, N.Y. for $135,000,000. The purchaser is a fund controlled by Koll Bren Schreiber Realty Advisors Inc. The closing is expected to occur within approximately 35 days.

The determination of the size of the special distribution from the sales proceeds will be made subsequently, after the completion of the transaction accounting and establishment of appropriate reserves. In accordance with IPA's partnership agreement, one-half of the net proceeds will be distributed to the general and special limited partners and one-half to the holders of its participations of limited partnership interests.

Upon the consummation of this proposed transaction, IPA's remaining properties consist of two undeveloped parcels in Houston, Texas and one vacant commercial office building in Newark, New Jersey.

The sale of 245 Fifth Avenue and 261 Fifth Avenue, New York, N.Y. was approved by all of the general partners of IPA including ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. Irving Schneider said that IPA was continuing to explore the possible sale of its remaining properties, but there could be no assurances that any such sale will be concluded.

Contact:      Irving Schneider - (212) 880-0151
              General Partner, Investment Properties Associates
              Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

              Robert Hecht - (212) 880-0276
              Chief Financial Officer, Investment Properties Associates Vice President of Finance, Helmsley-Spear, Inc., Agent